FIRST CAPITAL, INC. REPORTS 2010 EARNINGS INCREASE

Corydon, Indiana—January 28, 2011.  First Capital, Inc. (NASDAQ:  FCAP) (the “Company”), the holding company for First Harrison Bank (the “Bank”), today reported net income of $3.9 million or $1.39 per diluted share for the year ended December 31, 2010, compared to net income of $766,000 or $0.28 per diluted share for the year ended December 31, 2009.

Net interest income after provision for loan losses increased $4.0 million for the year ended December 31, 2010 as compared to the year ended December 31, 2009. Interest income decreased $1.1 million when comparing the two periods as the average tax-equivalent yield of interest-earning assets decreased from 5.53% for the year ended December 31, 2009 to 5.24% for 2010.  Interest expense decreased $2.9 million as the average cost of interest-bearing liabilities decreased from 2.27% to 1.50% when comparing the same two periods.  The provision for loan losses decreased from $4.3 million for the year ended December 31, 2009 to $2.0 million for the year ended December 31, 2010.  During 2009 the Bank provided for specific reserves of $2.3 million on two commercial loan relationships totaling $4.6 million, which were secured by commercial real estate and equipment.  One of those commercial relationships, totaling $2.6 million at December 31, 2009, was fully satisfied during 2010 as a result of the liquidation of collateral and charge-off of the remaining $1.4 million balance, and was the primary contributing factor to a decrease in nonperforming loans of $1.6 million during 2010.  The Bank continued to provide reserves during 2010 due to inherent loss exposure due to weakened general economic conditions such as depreciating collateral values, job losses and continued pressures on household budgets in the Bank’s market area.

Noninterest income increased $533,000 for the year ended December 31, 2010 as compared to the year ended December 31, 2009.  Service charges on deposit accounts increased $325,000 when comparing the two periods primarily due to an increase in debit card income.  Gains on the sale of mortgage loans also increased $210,000 when comparing the two periods.

Noninterest expenses decreased $711,000 for 2010 compared to the year ended December 31, 2009.  Other operating expenses, deposit insurance premiums and data processing expenses decreased $258,000, $303,000 and $439,000, respectively, when comparing the two periods.  The decrease in other operating expenses was primarily due to decreases in loan expense, foreclosed real estate expenses and general office expenses.  The decrease in deposit insurance premiums is primarily due the 2009 special assessment imposed on all banks by the FDIC totaling $205,000.  The decrease in data processing expenses was primarily due to a decrease of $454,000 in ATM processing fees, related to a disputed charge paid in 2009 of which the Bank recovered $278,000 in the first quarter of 2010.

For the quarter ended December 31, 2010, the Company’s net income was $966,000 or $0.35 per diluted share compared to net income of $358,000 or $0.13 per diluted share for the same period in 2009.

Net interest income after provision for loan losses increased $892,000 during the quarter ended December 31, 2010 as compared to the quarter ended December 31, 2009.  Interest income decreased $357,000 when comparing the two periods as a result of a decrease in the average tax-equivalent yield on interest earning assets from 5.33% during the fourth quarter of 2009 to 5.17% during the same period of 2010 and the average balance of those earning assets decreasing from $435.4 million during the quarter ended December 31, 2009 to $419.7 million during the same period in 2010.  Interest expense decreased $891,000 as the average cost of interest-bearing liabilities decreased from 2.24% to 1.37% when comparing the two periods, and the average balance of interest-bearing liabilities decreased from $379.8 million during the quarter ended December 31, 2009 to $361.3 million for the same period in 2010.  The provision for loan losses decreased $358,000 when comparing the two periods due to an additional $700,000 specific provision on the two previously mentioned large commercial credit relationships taken during the quarter ended December 31, 2009.

Noninterest income increased $249,000 when comparing the quarter ended December 31, 2010 to the quarter ended December 31, 2009, primarily due to an increase of $176,000 in gains on the sale of mortgage loans.

Noninterest expenses increased $81,000 when comparing the quarter ended December 31, 2010 to the quarter ended December 31, 2009, primarily due to an increase of $193,000 in data processing costs.  Data processing charges were lower for the fourth quarter of 2009 compared to the same period in 2010 due to a $225,000 incentive received by the Bank in 2009 for switching its ATM processor.  This increase was partially offset by a decrease of $107,000 in the cost of FDIC insurance for the 2010 period.

Total assets as of December 31, 2010 were $452.4 million compared to $455.5 million at December 31, 2009.  Securities available for sale and cash and cash equivalents increased $7.1 million and $5.7 million, respectively, while net loans receivable decreased $16.5 million.  Deposits increased $3.5 million while Federal Home Loan Bank advances decreased $9.0 million.

At December 31, 2010, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

First Harrison Bank currently has thirteen offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem and Lanesville.  Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank’s website at www.firstharrison.com.  First Harrison Bank, through its business arrangement with Lincoln Investments, member SIPC, continues to offer non FDIC insured investments to complement the Bank’s offering of traditional banking products and services.

This release may contain forward-looking statements within the meaning of the federal securities laws.  These statements are not historical facts; rather, they are statements based on the Company’s current expectations regarding its business strategies and their intended results and its future performance.  Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions.

Forward-looking statements are not guarantees of future performance.  Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements.  Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact:
Chris Frederick
Chief Financial Officer
812-734-3464

FIRST CAPITAL, INC. AND SUBSIDIARY
Consolidated Financial Highlights (Unaudited)

	Year Ended		Three Months Ended
	December 31,		December 31,
OPERATING DATA	2010	2009	2010	2009
(Dollars in thousands, except per share data)

Total interest income	$21,834	$22,969	$5,289	$5,646
Total interest expense	5,502	8,388	1,234	2,125
Net interest income	16,332	14,581	4,055	3,521
Provision for loan losses	2,037	4,289	567	925
Net interest income after provision for loan losses	14,295	10,292	3,488	2,596

Total non-interest income	3,906	3,373	1,060	811
Total non-interest expense	12,762	13,473	3,162	3,081
Income before income taxes	5,439	192	1,386	326
Income tax expense (benefit)	1,561	(586)	417	(35)
Net income	$3,878	$778	$969	$361
Less net income attributable to the noncontrolling interest	13	12	3	3
Net income attributable to First Capital, Inc.	$3,865	$766	$966	$358

Net income per share attributable to
First Capital, Inc. common shareholders:
Basic	$1.39	$0.28	$0.35	$0.13

Diluted	$1.39	$0.28	$0.35	$0.13

Weighted average common shares outstanding:
Basic	2,785,168	2,770,934	2,787,306	2,758,639

Diluted	2,786,227	2,784,080	2,787,306	2,771,103

OTHER FINANCIAL DATA

Cash dividends per share	$0.74	$0.72	$0.19	$0.18
Return on average assets (quarterly data annualized)	0.84%	0.17%	0.85%	0.31%
Return on average equity (quarterly data annualized)	8.10%	1.66%	7.95%	3.08%
Net interest margin	3.96%	3.56%	4.00%	3.37%
Net overhead expense as a percentage
of average assets (quarterly data annualized)	2.79%	2.95%	2.79%	2.64%

	December 31,	December 31,
BALANCE SHEET INFORMATION	2010	2009

Cash and cash equivalents	$21,575	$15,857
Investment securities	100,883	93,791
Gross loans	299,023	316,023
Allowance for loan losses	4,473	4,931
Earning assets	414,114	415,324
Total assets	452,378	455,534
Deposits	378,003	374,476
FHLB debt	15,729	24,776
Repurchase agreements	8,669	7,949
Stockholders' equity, net of noncontrolling interest	47,893	45,944
Non-performing assets:
Nonaccrual loans	7,541	8,374
Accruing loans past due 90 days	370	1,118
Foreclosed real estate	591	877
Regulatory capital ratios (Bank only):
Tier I - adjusted total assets	9.32%	8.66%
Tier I - risk based	14.83%	13.39%
Total risk-based	15.54%	13.99%